                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)1

                            Homestake Mining Company
          ------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $1.00 par value
          ------------------------------------------------------------
                         (Title of Class and Securities)

                                    43761400
          ------------------------------------------------------------
                                 (CUSIP Number)
                                    12/31/98
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed

                           (   )      Rule 13d-1(b)
                           ( x )      Rule 13d-1(c)
                           (   )      Rule 13d-1(d)

--------------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                           --------------------------

                                  SCHEDULE 13G

CUSIP No. 43761400
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS   Malaysia Mining Corporation Berhad
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                       N/A
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a) (x)
                                                       (b) ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Malaysia
--------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 ---------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     18,582,561
             EACH                  ---------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  ---------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        18,582,561
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,582,561
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      ( )

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.8% based on 211,220,538 shares outstanding as of 11/6/98
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 43761400
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS         Tronoh Mines Malaysia Berhad
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                      N/A
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a) (x)
                                                            (b) ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Malaysia
--------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 ---------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     18,582,561
             EACH                  ---------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  ---------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        18,582,561
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,582,561
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      ( )

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.8%, based on 211,220,538 shares outstanding as of 11/6/98
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 43761400
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS         Golden Solitaire (Australia) B.V.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                       N/A
--------------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a) (x)
                                                       (b) ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                 The Netherlands
--------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    18,582,561
            SHARES                 ---------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     0
             EACH                  ---------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      18,582,561
             WITH                  ---------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,582,561
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      ( )

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.8%, based on 211,220,538 shares outstanding as of 11/6/98
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 43761400
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS         Anglo-Oriental (Annuities) Sdn Bhd
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                       N/A
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a) (x)
                                                       (b) ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                            Malaysia
--------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 ---------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     0
             EACH                  ---------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  ---------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      ( )

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP No. 43761400
--------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS         Anglo-Oriental (Nominees)Sdn Bhd
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                       N/A
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a) (x)
                                                       (b) ( )
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Malaysia
--------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 ---------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     0
             EACH                  ---------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  ---------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      ( )

--------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0%
--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Homestake Mining Company

Item 1(b).     Address of Issuer's Principal Executive Offices:

               650 California Street
               San Francisco, CA 94108-2788

Item 2(a).     Name of Persons Filing:

               Malaysia Mining Corporation Berhad ("MMC")
               Tronoh Mines Malaysia Berhad ("Tronoh")
               Golden Solitaire (Australia) B.V. ("GSBV")
               Anglo-Oriental (Annuities) Sdn Bhd ("AOA")
               Anglo-Oriental (Nominees) Sdn Bhd ("AON")

Item 2(c).     Citizenship:

               Each of MMC, Tronoh, AOA and AON is a Malaysian Company.

               GSBV is a Netherlands company.

Item 3. If this statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the Person Filing is a:

               If this statement is filed pursuant to Rule 13d-1(c), check this box (x).

Item 4.        Ownership.

               (a)  Amount beneficially owned:

               MMC beneficially owns 18,582,561 or 8.8%, of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock") of the Issuer identified in Item 1.

               MMC's beneficial interest is derived as follows:

               GSBV directly owns 18,582,561, or 8.8%, of the outstanding shares of Common Stock of the Issuer.

               No other entity filing this statement any longer directly owns any Common Stock of the Issuer.

               MMC has a 52.3% equity interest in Tronoh.

               MMC has a 100.0% equity interest in AOA, which has a 100.0% equity interest in AON.

               Tronoh and AOA have a 66.67% and 33.3% equity interest, respectively, in GSBV.

Item 5.        Ownership of Five Percent or less of a Class.

               N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on by the Parent Holding Company.

               N/A

Item 8.        Identification and Classification of Members of the Group.

               N/A

Item 9.        Notice of Dissolution of Group.

               N/A

Item 10.       Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 22, 1999

                                        MALAYSIA MINING CORPORATION BERHAD



                                        /s/ Darmawatti Dahari
                                        ----------------------------------------
                                        Name:   Darmawatti Dahari
                                        Title:  Secretary

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 22, 1999

                                        TRONOH MINES MALAYSIA BERHAD



                                        /s/ Darmawatti Dahari
                                        ----------------------------------------
                                        Name:   Darmawatti Dahari
                                        Title:  Secretary

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 22, 1999

                                        GOLDEN SOLITAIRE (AUSTRALIA) B.V.



                                        /s/ Mohamad Azhar Hashim
                                        ----------------------------------------
                                        Name:   Mohamad Azhar Hashim
                                        Title:  Director

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 22, 1999

                                        ANGLO-ORIENTAL (ANNUITIES) SDN BHD



                                        /s/ Darmawatti Dahari
                                        ----------------------------------------
                                        Name:   Darmawatti Dahari
                                        Title:  Secretary

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 22, 1999

                                        ANGLO-ORIENTAL (NOMINEES) SDN BHD



                                        /s/ Darmawatti Dahari
                                        ----------------------------------------
                                        Name:   Darmawatti Dahari
                                        Title:  Secretary

                                                                         Exhibit
                                                                         -------


          Each of Malaysia Mining Corporation Berhad ("MMC"), Tronoh Mines Malaysia Berhad ("Tronoh"), Golden Solitaire (Australia) B.V. ("GSBV"), Anglo-Oriental (Annuities) Sdn Bhd ("AOA") and Anglo-Oriental (Nominees) Sdn Bhd ("AON"), expressly affirms that any of the shares of Common Stock, par value US$1.00 per share of Homestake Mining Company, beneficially owned by it are held as a member of the group of aforementioned companies, based on MMC's effective controlling interest in each of Tronoh, GSBV, AOA and AON, for purposes of
Section 13(d)(1) of U.S. Securities Exchange Act of 1934, as amended.


March 22, 1999

                                        Malaysia Mining Corporation Berhad



                                        /s/ Darmawatti Dahari
                                        ----------------------------------------
                                        Name:   Darmawatti Dahari
                                        Title:  Secretary



                                        Tronoh Mines Malaysia Berhad



                                        /s/ Darmawatti Dahari
                                        ----------------------------------------
                                        Name:   Darmawatti Dahari
                                        Title:  Secretary



                                        Golden Solitaire (Australia) B.V.



                                        /s/ Mohamad Azhar Hashim
                                        ----------------------------------------
                                        By:     Mohamad Azhar Hashim
                                        Title:  Director

                                        Anglo-Oriental (Annuities) Sdn Bhd



                                        /s/ Darmawatti Dahari
                                        ----------------------------------------
                                        Name:    Darmawatti Dahari
                                        Title:   Secretary


                                        Anglo-Oriental (Nominees) Sdn Bhd



                                        /s/ Darmawatti Dahari
                                        ----------------------------------------
                                        Name:   Darmawatti Dahari
                                        Title:  Secretary